EXHIBIT 10.36

NON-EMPLOYEE DIRECTOR COMPENSATION SCHEDULE

Overview

A summary of 2009 non-employee director compensation is provided below:

Annual Board Retainer	$60,000

Chairman’s Retainer	$100,000	(1)

Meeting Fees	No separate fees for board or committee meetings

Committee Retainer
Audit	$12,000
Compensation	$10,000
Nominating and Corporate Governance	$10,000

Committee Chair Retainer
Audit	$7,500
Compensation	$7,500
Nominating and Corporate Governance	$7,500

Equity Awards
Stock Options	$60,000	(2)
Restricted Stock Units	$60,000	(3)

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)	Upon being elected or continuing as a director, each non-employee director will receive such number of restricted stock units as is determined by dividing $60,000 by the closing price of our common stock on the grant date.

(3)	Upon being elected or continuing as a director, each non-employee director will receive a stock option having $60,000 in value. The number of shares for which the option may be exercised will be determined by dividing $60,000 by a binomial valuation of an option of one share of our common stock on the grant date.

Vesting

Stock options and restricted stock units will vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date.

Deferred Compensation Plan

We have a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until after their service on the board has ended. Funds in deferred accounts are invested in hypothetical shares of our common stock.

Restricted stock units are hypothetical shares of our common stock that are converted into actual shares upon settlement. Under the deferred compensation plan, directors may defer receipt of shares issuable pursuant to the restricted stock units until after their service on the board has ended.